As filed with the Securities and Exchange Commission on January 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	95-4318554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21680 Haggerty Rd., Ste. 101, Northville, MI	48167
(Address of Principal Executive Offices)	(Zip Code)

AMERIGON INCORPORATED 2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Daniel R. Coker, President and CEO

21680 Haggerty Rd., Ste. 101

Northville, MI 48167

(Name and address of agent for service)

(248) 504-0500

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	1,800,000 shares	$9.86	(1)	$17,748,000	$1,899.04

(1)	Calculated pursuant to Rule 457(h) solely for the purpose of computing the registration fee and based on the average of the high and low sales prices of the common shares, as quoted on The Nasdaq Capital Market, on January 5, 2007, a date within 5 business days prior to the date of filing of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement:

1. Our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

2. Our Current Reports on Form 8-K, dated February 15, 2006, March 10, 2006, April 28, 2006, May 19, 2006, June 15, 2006 and October 27, 2006 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, all as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all other reports we filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2005.

3. The description of our common shares included in our registration statement on Form SB-2 (file no. 33-61702-LA) effective June 10, 1993, as filed with the SEC pursuant to the Securities Act, under the caption “Description of Securities” and incorporated by reference into our initial Registration Statement on Form 8-A filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

We are obligated under our bylaws to indemnify our directors and officers, and we may indemnify any other person, to the fullest extent permitted by law in connection with any proceeding arising by reason of the fact that any such person is or was acting as our agent. In addition, our Articles of Incorporation limit certain personal liabilities of our directors. We have also obtained Directors’ and Officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1.1	Articles of Incorporation of Amerigon Incorporated, incorporated by reference to an exhibit to our Current Report on Form 8-K dated May 25, 2005.

4.1.2	Plan of Merger dated March 23, 2005 by which the Articles of Incorporation were amended effective as of May 20, 2005 and by which Bylaws were adopted, incorporated by reference to an exhibit to our Current Report on Form 8-K dated May 25, 2005.

4.2.1	First Warrant issued to Ford Motor Company as of March 27, 2000 pursuant to the Value Participation Agreement dated March 27, 2000, incorporated by reference to an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2000

4.2.2	Second Warrant issued to Ford Motor Company as of March 27, 2000 pursuant to the Value Participation Agreement dated March 27, 2000, incorporated by reference to an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2004.

4.2.3	Third Warrant issued to Ford Motor Company as of February 4, 2004 pursuant to the Value Participation Agreement dated March 27, 2000, incorporated by reference to an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2004.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Powers of Attorney (included after the signature of the Registrant contained on page 6 of this registration statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan, on January 9, 2007.

AMERIGON INCORPORATED

By:	/s/ Barry G. Steele
Barry G. Steele,
Its:	Vice-President of Finance, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of AMERIGON INCORPORATED, a Michigan corporation (the “Company”), hereby constitutes and appoints Daniel R. Coker and Barry G. Steele, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company’s Common Shares pursuant to the Amerigon Incorporated 2006 Equity Incentive Plan and any of the documents relating to such registration statement; any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DANIEL R. COKER Daniel R. Coker	President and Chief Executive Officer (Principal Executive Officer)	January 9, 2007

/s/ BARRY G. STEELE Barry G. Steele	Vice President of Finance, Chief Financial, Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 9, 2007

/s/ OSCAR B. MARX Oscar B. Marx	Director	January 9, 2007

/s/ FRANCOIS CASTAING Francois Castaing	Director	January 9, 2007

/s/ JOHN CLARK John Clark	Director	January 9, 2007

/s/ ROBERT HOWARD Robert Howard	Director	January 9, 2007

/s/ JAMES PAULSEN James Paulsen	Director	January 9, 2007

INDEX TO EXHIBITS

Exhibit Number	Description	Page

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
24.1	Powers of Attorney (included after the signature of the Registrant contained on page 6 of this registration statement).